UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Definitive Additional Materials

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))	☐	Soliciting Material Pursuant to § 240.14a-12

☒	Definitive Proxy Statement

CURIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CURIS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 3, 2009

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Curis, Inc. will be held on June 3, 2009 at 10:00 a.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 for the purpose of considering and voting upon the following matters:

1.	To elect two Class I directors, each for a term of three years; and

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

The stockholders will also act on any other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on April 6, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

In accordance with rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials to many of our stockholders on the Internet, rather than mailing paper copies of the materials to each stockholder. If you received only a Notice of Internet Availability of Proxy Materials, or Notice, by mail or e-mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will provide you with instructions on how to access and view the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail or e-mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice of Internet Availability of Proxy Materials is being mailed to our stockholders on or about April 22, 2009 and sent by e-mail to our stockholders who have opted for such means of delivery on or about April 22, 2009.

Please promptly submit your proxy over the Internet, by phone or by mail. You may revoke your proxy at any time before the 2009 Annual Meeting by following the procedures described in the proxy statement.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/    Michael P. Gray

Michael P. Gray, Secretary

Cambridge, Massachusetts

April 22, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT BY MAIL IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CURIS, INC.

45 Moulton Street

Cambridge, Massachusetts 02138

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2009

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the board of directors of Curis, Inc. of proxies for use at the annual meeting of stockholders to be held on June 3, 2009 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 and at any adjournments thereof. Except where the context otherwise requires, references to “Curis,” “we,” “us,” “our,” and similar terms refer to Curis, Inc. and any of its subsidiaries.

Proxies will be voted in accordance with the instructions of the stockholders. If a proxy is returned signed with no choices specified, it will be voted in favor of the matters set forth in the accompanying notice of meeting. A proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to our secretary. Attendance at the meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the meeting that the stockholder intends to revoke the proxy and vote in person.

On April 6, 2009, the record date for determination of stockholders entitled to vote at the meeting, an aggregate of 63,653,698 shares of our common stock were outstanding and entitled to vote. As a stockholder, you are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on the record date. The proxy card states the number of shares you are entitled to vote at the meeting.

In accordance with new Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing the proxy materials, including this proxy statement, our 2008 annual report and the proxy card for the 2009 annual meeting, to many of our stockholders of record as of the record date via the Internet. We will send the Notice of Internet Availability of Proxy Materials to these stockholders no later then April 24, 2009. The Notice of Internet Availability of Proxy Materials contains instructions for accessing and reviewing our proxy materials as well as instructions for voting your proxy via the Internet. If you prefer to receive printed copies of the proxy materials, you can request printed copies of the proxy materials by Internet, telephone or e-mail. If you choose to receive the printed materials by mail, you can either (i) complete, date, sign and return the proxy card, (ii) vote via the Internet in accordance with the instructions on the proxy card or (iii) vote via telephone (toll free) in the United States or Canada in accordance with the instructions on the proxy card. Voting by Internet or telephone must be completed by 11:59 P.M. Eastern Time on June 2, 2009. If you choose not to receive printed copies of the proxy materials, you can vote via the Internet in accordance with the instructions contained in the Notice of Internet Availability of Proxy Materials.

If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voter instruction card for the annual meeting.

If you are a registered stockholder (meaning you hold your stock in your own name) you may submit a proxy over the Internet by following the instructions at http://www.proxyvote.com. If your shares are held in “street name,” you will need to contact your bank, broker or other nominee to determine whether you will be able to submit a proxy over the Internet or by telephone.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held on June 3, 2009:

The proxy statement is available at www.proxyvote.com.

We will, upon written or oral request of any stockholder, furnish copies of our 2008 annual report to stockholders, except for exhibits, without charge. Please address all such requests to us at 45 Moulton Street, Cambridge, Massachusetts 02138, Attention: Secretary or telephone: (617) 503-6500.

Votes Required

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for the purpose of determining whether a quorum exists at the meeting.

The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock, present or represented by proxy and voting on the matter, is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the matters to be voted on at the meeting, each of which requires the affirmative vote of either a plurality of the votes cast, with respect to the election of directors, or a majority of the shares present in person or represented by proxy and voting on the matter, with respect to any matter other than the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 31, 2008, with respect to the beneficial ownership of shares of our common stock by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of common stock,

•	each director named in this proxy statement,

•	each of the principal executive officer, the principal financial officer, the two other most highly compensated executive officers who were serving as executive officers on December 31, 2008, and

•	all directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has voting or investment power, or shares such power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. For each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares underlying stock options or warrants that may be exercised within 60 days after December 31, 2008. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares does not constitute an admission of beneficial ownership of those shares by the named stockholder. For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person due to that person’s voting or investment power or other relationship.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	+	Shares Acquirable Within 60 Days	=	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (2)
5% Stockholder:
Arnhold and S. Bleichroeder Advisers, LLC (3)	6,766,877		—		6,766,877	10.63%
Entities affiliated with BVF Inc. (4)	5,475,041		658,050		6,133,091	9.54%
Entities affiliated with Samuel D. Isaly (5)	5,473,711		591,084		6,064,795	9.44%
Entities affiliated with RA Capital Management, LLC (6)	4,790,959		2,632,198		7,423,157	11.20%

Directors and Nominees:
James R. McNab, Jr. (7)	1,130,663		550,000		1,680,663	2.62%
Susan B. Bayh	20,000		281,250		301,250	*
Joseph M. Davie	20,000		239,687		259,687	*
Martyn D. Greenacre	35,138		406,500		441,638	*
Kenneth I. Kaitin	20,000		115,000		135,000	*
Daniel R. Passeri	75,000		2,217,795		2,292,795	3.48%
James R. Tobin	92,477		456,500		548,977	*

Other Named Executive Officers:
Michael P. Gray	86,613		724,656		811,269	1.26%
Changgeng Qian	5,014		357,500		362,514	*
Mark W. Noel	27,540		474,245		501,785	*
All current directors and executive officers as a group (10 persons)	1,512,445		5,823,133		7,335,578	10.56%

*	Less than 1% of the outstanding common stock.
(1)	None of our directors or named executive officers have pledged any of their shares as security.
(2)	The percent of ownership for each stockholder on December 31, 2008 is calculated by dividing (1) the stockholder’s Total Beneficial Ownership (i.e., the total number of shares beneficially owned plus the shares acquirable within 60 days) by (2) the sum of 63,653,698 shares of our common stock that were outstanding on December 31, 2008 plus shares of common stock subject to options, warrants or other rights held by such person that will be exercisable within 60 days of December 31, 2008.

(3)	This information is based on a Schedule 13G/A filed on February 12, 2009 by Arnhold and S. Bleichroeder Advisers, LLC. The principal business address of the reporting person is 1345 Avenue of the Americas, New York, New York 10105.
(4)	Consists of 1,215,940 shares of common stock owned by Biotechnology Value Fund, L.P. (“BVF Fund”) and 150,759 shares of common stock issuable upon the exercise of warrants held by BVF Fund; 831,630 shares of common stock owned by Biotechnology Value Fund II, L.P. (“BVF Fund II”) and 103,051 shares of common stock issuable upon the exercise of warrants held by BVF Fund II; 3,077,449 shares of common stock owned by BVF Investments, L.L.C. (“BVF Investments”) and 359,887 shares of common stock issuable upon the exercise of warrants held by BVF Investments; and 350,022 shares of common stock owned by Investment 10, L.L.C. (“Investment 10”) and 44,353 shares of common stock issuable upon the exercise of warrants held by Investment 10. BVF Partners, L.P. is the general partner of each of BVF Fund and BVF Fund II, the manager of BVF Investments and the attorney-in-fact of Investment 10. BVF Inc. is the General Partner of BVF Partners, L.P. Mark Lampert is the President of BVF Inc. This information is based on a Schedule 13G/A filed on January 30, 2009 by BVF Fund, BVF Fund II, BVF Investments and Investment 10. Each of the reporting persons disclaims beneficial ownership of these shares, except to the extent of its pecuniary interests therein. The principal business address of each reporting person is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.
(5)

Consists of 4,127,311 shares of common stock owned by The Biotech Growth Trust PLC (“BGT”) and 591,084 shares of common stock issuable upon the exercise of warrants held by BGT; 400,800 shares of common stock owned by Knightsbridge Post Venture IV LP (“KPV”); 153,600 shares of common stock owned by Knightsbridge Netherlands II, L.P. (“KN II”); 270,000 shares of common stock owned by Knightsbridge Netherlands III, L.P. (“KN III”); and 522,000 shares of common stock owned by Knightsbridge Venture Capital VI, L.P. (“KVC”). This information is based on a Schedule 13G/A filed on February 10, 2009 by OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly. Samuel D. Isaly is the managing partner of each BGT, KPV, KIH, KN II, KN III and KVC. Each of the reporting persons disclaims beneficial ownership of these shares, except to the extent of his or its pecuniary interests therein. The principal business address of each reporting person is 767 Third Avenue, 30th Floor, New York, New York 10017.

(6)	Consists of 4,686,283 shares of common stock owned by RA Capital Healthcare Fund, L.P. (“Fund I”) and 2,585,871 shares of common stock issuable upon the exercise of warrants held by Fund I; and 104,676 shares of common stock owned by RA Capital Healthcare Fund II, L.P. (“Fund II”) and 46,327 shares of common stock issuable upon the exercise of warrants held by Fund II. RA Capital Management, LLC is the general partner of each of Fund I and Fund II, and Richard H. Aldrich and Peter Kolchinsky are the sole managers of RA Capital Management, LLC. Each of the reporting persons disclaims beneficial ownership of these shares, except to the extent of his or its pecuniary interests therein. The principal business address of each reporting person is 800 Boylston Street, Suite 1500, Boston, Massachusetts 02199.
(7)	Consists of 799,688 shares held directly by Mr. McNab, 130,975 shares held by the McNab Family LLC, and 200,000 shares held by the JR & MW McNab Operating LP.

PROPOSAL 1—ELECTION OF DIRECTORS

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF JAMES R. MCNAB, JR. AND JAMES R. TOBIN TO SERVE AS CLASS I DIRECTORS IS IN THE BEST INTEREST OF CURIS AND OUR STOCKHOLDERS AND, THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES.

Directors and Nominees for Directors

We have a classified board of directors currently consisting of two Class I directors, James R. McNab, Jr. and James R. Tobin, two Class II directors, Joseph M. Davie and Daniel R. Passeri, and three Class III directors, Susan B. Bayh, Martyn D. Greenacre and Kenneth I. Kaitin. The Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 2009, 2010 and 2011 respectively, and until their respective successors are elected and qualified. Each of the nominees has indicated his or her willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies will be voted for a substitute nominee designated by the board of directors.

For each member of the board whose term of office as a director continues after the meeting, including those who are nominees for election as Class I directors, there follows information given by each concerning his or her principal occupation and business experience for at least the past five years, the names of other publicly-held companies for which he or she serves as a director, and his or her age and length of service as our director. There are no familial relationships among any of our directors, nominees for director and executive officers.

Nominees for Terms Expiring in 2012 (Class I Directors)

James R. McNab, Jr., age 65, has served on our board since February 2000 and has served as Chairman of our board since May 2002. Mr. McNab is a co-founder and served as the chairman of the board of directors of Reprogenesis, a predecessor life science company, from July 1996 to July 2000. Since 1998, Mr. McNab has served as Chief Executive Officer and Chairman of Palmetto Pharmaceuticals, Inc., formerly eNOS Pharmaceuticals, Inc., a privately-held drug discovery company of which he is a co-founder. In addition, Mr. McNab is a co-founder of other privately-held companies, including Sontra Medical Corporation, a drug delivery company, and Parker Medical Associates, a manufacturer and worldwide supplier of orthopedic and sports-related products. Since July 2006, Mr. McNab has served as Director of Argolyn Bioscience, Inc., a privately-held biopharmaceutical company. Mr. McNab received a B.A. in economics from Davidson College and an M.B.A. from the University of North Carolina at Chapel Hill.

James R. Tobin, age 64, has served on our board since February 2000. From 1995 to July 2000, Mr. Tobin was a member of the board of directors of Creative BioMolecules, Inc., a predecessor life science company. Since 1999, Mr. Tobin has served as Chief Executive Officer and President of Boston Scientific Corporation, a medical device company. Mr. Tobin was employed by Biogen, Inc. (now Biogen Idec), as President and Chief Executive Officer from February 1997 to December 1998 and President and Chief Operating Officer from February 1994 to February 1997. Prior to joining Biogen, Mr. Tobin was employed by Baxter International Inc., a health care products company, where he served as President and Chief Operating Officer from 1992 to 1994, as Executive Vice President from 1988 to 1992 and in various management positions prior to 1988. He serves as a director of Boston Scientific Corporation. Mr. Tobin received an M.B.A. from Harvard Business School and a B.A. from Harvard College.

Directors Whose Terms Expire in 2011 (Class III Directors)

Susan B. Bayh, age 49, has served on our board since October 2000. From 1994 to 2001, Ms. Bayh served as the Commissioner of the International Commission between the United States and Canada, overseeing compliance with environmental and water level treaties for the United States-Canadian border. From 1994 to 2004, Ms. Bayh also served as Distinguished Visiting Professor at the College of Business Administration at Butler University. From 1989 to 1994, Ms. Bayh served as an attorney in the Pharmaceutical Division of Eli Lilly and Company, a pharmaceutical company. Ms. Bayh serves as a director of Dyax Corporation, Dendreon Corporation, Wellpoint, Inc. and Emmis Communications Corporation. Ms. Bayh received a J.D. from the University of Southern California Law Center and a B.A. from the University of California at Berkeley.

Martyn D. Greenacre, age 67, has served on our board since February 2000 and was a director of Creative BioMolecules, Inc., a predecessor life science company, from June 1993 to July 2000. Mr. Greenacre has served as a director of BMP Sunstone, formerly Beijing Med-Pharm Corporation, a pharmaceutical marketing company, since February 2004 and as Chairman since July 2004. Mr. Greenacre has served as Chairman of Life Mist L.L.C., a privately-held company in the field of fire suppression, since September 2001. From June 1997 to June 2001, Mr. Greenacre was Chief Executive Officer of Delsys Pharmaceutical Corporation, a drug formulation company. From 1993 to 1997, Mr. Greenacre was President and Chief Executive Officer of Zynaxis, Inc., a biopharmaceutical company. Mr. Greenacre also serves as a director of Cephalon Inc. and Acusphere, Inc. Mr. Greenacre received an M.B.A. from Harvard Business School and a B.A. from Harvard College.

Kenneth I. Kaitin, age 56, has served on our board since November 2003. Since 1998, Dr. Kaitin has been the Director of the Tufts Center for the Study of Drug Development, an academic drug policy research group providing strategic information to help drug developers, regulators, and policy makers improve the quality and efficiency of the drug development process. He is also a Professor of Medicine at the Tufts University School of Medicine, and since 1999, he has served on the faculty of the European Center for Pharmaceutical Medicine at the University of Basel. Dr. Kaitin has written extensively on a broad range of drug development issues and has provided public testimony before the U.S. Congress in hearings on pharmaceutical innovation and FDA reform. He is a former Editor-in-Chief of the Drug Information Journal and from 1997 to 1998 he was President of the Drug Information Association. Dr. Kaitin also serves as a director of Phase Forward Inc., Bio-Tree Systems, Inc. and New England Healthcare Institute. Dr. Kaitin received an M.S. and Ph.D. in pharmacology from the University of Rochester and a B.S. from Cornell University.

Directors Whose Terms Expire in 2010 (Class II Directors)

Joseph M. Davie, age 69, has served on our board since July 2003. From 1993 until his retirement in 2000, Dr. Davie was the Senior Vice President of Research at Biogen, Inc. (now Biogen Idec), a biotechnology company. From 1987 to 1993, Dr. Davie held several senior positions at G.D. Searle & Co., a pharmaceutical company, including Senior Vice President of Science and Technology and President of Research and Development. Dr. Davie was professor and head of the Department of Microbiology and Immunology at Washington University School of Medicine from 1975 to 1987. He currently serves as a director of Targeted Genetics Corporation and CV Therapeutics, Inc. as well as several privately-held companies. Dr. Davie received his A.B., M.A. and Ph.D. in bacteriology from Indiana University and his M.D. from Washington University School of Medicine.

Daniel R. Passeri, age 48, has served as our President and Chief Executive Officer and as a director since September 2001. From November 2000 to September 2001, Mr. Passeri served as our Senior Vice President, Corporate Development and Strategic Planning. From March 1997 to November 2000, Mr. Passeri was employed by GeneLogic Inc., a biotechnology company, most recently as Senior Vice President, Corporate Development and Strategic Planning. From February 1995 to March 1997, Mr. Passeri was employed by Boehringer Mannheim, a pharmaceutical, biotechnology and diagnostic company, as Director of Technology Management. Mr. Passeri received a J.D. from the National Law Center at George Washington University, an M.Sc. in biotechnology from the Imperial College of Science, Technology and Medicine at the University of London and a B.S. in biology from Northeastern University.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Curis is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Investors – Governance section of our website, www.curis.com. Alternatively, you can request a copy of any of these documents by writing to our Secretary at the following address: Curis, Inc., 45 Moulton Street, Cambridge, Massachusetts 02138.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Curis and our stockholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide that:

•	the board of directors’ principal responsibility is to oversee the management of Curis;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	periodically, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board has determined that none of Ms. Bayh, Dr. Davie, Mr. Greenacre, Dr. Kaitin, Mr. McNab or Mr. Tobin has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules.

Board Meetings and Attendance

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors attended the 2008 annual meeting of stockholders, except Mr. Greenacre. The board met six times during the fiscal year ended December 31, 2008, either in person or by teleconference. During the fiscal year ended December 31, 2008, all of our directors attended at least 75% of our board meetings and meetings of the committees on which he or she then served, except for Mr. Tobin, who attended 73% of such meetings.

Board Committees

Our board has established three standing committees – audit, compensation, and nominating and corporate governance – each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on our website, www.curis.com.

Our board has determined that all of the members of each of the board of directors’ three standing committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•

pre-approving all audit and non-audit services of our independent registered public accounting firm, except for de minimis non-audit services which are approved in accordance with applicable SEC rules, including meeting with our independent registered public accounting firm prior to the annual audit to discuss the planning and staffing of the audit;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures, earnings releases and other publicly disseminated financial information;

•

reviewing and discussing with our independent registered public accounting firm concerning the quality, not just the acceptability, of our accounting determinations, particularly with respect to judgmental areas;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management on a quarterly basis;

•	reviewing and approving or ratifying any related person transactions;

•

establishing, and periodically reviewing, complaint procedures for (i) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required by SEC rules, which is included on page 13 of this proxy statement.

The members of the audit committee are Ms. Bayh, Mr. Greenacre (Chair) and Mr. McNab. The audit committee met nine times during the fiscal year ended December 31, 2008. The board of directors has determined that Mr. Greenacre is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The compensation committee’s responsibilities include:

•	determining the chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 15 of this proxy statement;

•	preparing the compensation committee report required by SEC rules, which is included on page 37 of this proxy statement; and

•	reviewing and making recommendations to the board with respect to management succession planning.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

The members of the compensation committee are Ms. Bayh, Dr. Kaitin and Mr. Tobin (Chair). The compensation committee met five times during the fiscal year ended December 31, 2008.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees; and

•	overseeing an annual evaluation of the board.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of the nominating and corporate governance committee are Ms. Bayh (Chair), Dr. Kaitin and Mr. Greenacre. The nominating and corporate governance committee met four times during the fiscal year ended December 31, 2008.

Executive and Director Compensation Processes

The compensation committee oversees our compensation programs. In this capacity, the compensation committee determines and approves all compensation decisions related to our executive officers. In addition, the compensation committee periodically reviews and makes recommendations to the board with respect to director compensation. The compensation committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances (including (a) a subcommittee consisting of a single member and (b) a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director,” as such term is defined from time to time in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as such term is defined from time to time in Section 162(m) of the Internal Revenue Code of 1986, as amended). The compensation committee did not form or delegate authority to any subcommittees during the fiscal year ending December 31, 2008.

The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The compensation committee also has authority to commission compensation surveys or studies as the need arises. Periodically, the compensation committee retains an independent third party compensation consultant to review director and officer compensation. The compensation consultant generally conducts a benchmark review of the aggregate level of director and executive officer compensation, as well as the mix of elements used to compensate directors and executive officers. This review has historically been based on a survey of compensation paid by a subset of biotechnology companies in the Radford Compensation Survey and/or related proxy statement data consisting of 10 to 20 biotechnology companies with comparable revenues, market capitalization and headcount. An independent third party was engaged by the compensation committee to perform the benchmarking analysis in May 2007 as part of a compensation review for executive officers and directors. The compensation committee expects to conduct a similar review in 2009. In February 2008, the compensation committee retained an independent third party to perform benchmarking analysis regarding establishing a short-term incentive plan for executive officers.

Our chief executive officer makes recommendations concerning compensation for the other executive officers who report to him. Neither the chief executive officer nor other executive officers have any other input into executive or director compensation decisions.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, freedom from conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting candidate names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, Curis, Inc., 45 Moulton Street, Cambridge, Massachusetts 02138. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for 2010 Annual Meeting.”

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Chairman of the Board of Directors, c/o Secretary, Curis, Inc., at 45 Moulton Street, Cambridge, Massachusetts 02138.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer.

We have posted a current copy of the code on our website, www.curis.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers of, any provision of the code. We have not had any waivers of any provision of this code as of the date of this proxy statement.

Policies and Procedures for Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Curis is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief financial officer and/or assistant general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction at the next meeting of the committee. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with Curis’ best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, and (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by provisions of Curis’ charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

During the fiscal year ended December 31, 2008, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000, and that any related person or their immediate family members, had or will have, a direct or indirect material interest.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2008, and has discussed these financial statements with our management and our independent registered public accounting firm.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm their independence from Curis.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the audit committee of our board of directors.

Martyn D. Greenacre (Chair)

Susan B. Bayh

James R. McNab, Jr.

Independent Registered Public Accounting Firm’s Fees and Other Matters

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years:

Fee Category	2008	2007
Audit Fees (1)	$277,500	$334,000
All Other Fees (2)	1,500	1,500

Total Fees	$279,000	$335,500

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. 100% of the audit fees for 2008 and 2007 were pre-approved by the audit committee. These amounts exclude reimbursement of out of pocket expenses of $1,260 and $900 for 2008 and 2007, respectively.
(2)	Other fees consist of an annual license fee for use of Comperio, an accounting research software. None of the other fees incurred during 2008 and 2007 were for services provided under the de minimis exception to the audit committee pre-approval requirements. 100% of these fees for 2008 and 2007 were pre-approved by the audit committee.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the audit committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Objectives of Executive Officer Compensation Program

The primary goals of the compensation committee of our board of directors with respect to executive officer compensation are to attract and retain key executive officers critical to our long-term success, to recognize and reward overall company performance and each executive officer’s individual performance and responsibility, as well as to align our executive officers’ incentives with stockholders’ interests.

To achieve its goals, the compensation committee bases a substantial portion of executive compensation on company performance, the achievement of key strategic corporate goals and the executive officer’s individual performance in contributing to the achievement of such goals. These goals and objectives are established annually through a process that involves input by our board and executive officers, including our chief executive officer. Our chief executive officer evaluates the performance of each of the other executive officers at least once annually in light of corporate goals and objectives and provides annual compensation recommendations to the compensation committee based upon his rating of each executive officer. The compensation committee evaluates the performance of the chief executive officer based upon its assessment of the chief executive officer’s contribution to the achievement of the corporate objectives, and this assessment is updated at periodic meetings. Company objectives included the following in 2008:

•	Continue to progress our research and development activities on our proprietary targeted cancer programs;

•	file an investigational new drug application for CUDC-101, our first development candidate from our targeted cancer programs, and progress into phase I clinical testing;

•	select the second development candidate from our targeted cancer programs and progress such candidate toward an investigational new drug application filing in early 2009;

•	engage in collaboration discussions and seek to enter into a transaction for at least one proprietary targeted cancer program;

•	determine possible financing plans for 2009 as market conditions and other factors permit;

•	continue to meet with institutional investors and research analysts to increase potential investor awareness; and

•	meet planned objectives within the 2008 operating budget.

In addition to basing executive compensation on the achievement of corporate goals, benchmarking represents a significant factor in the compensation committee’s executive compensation decisions. We believe that our ability to attract and retain key executive officers is heavily dependent on our ability to provide executive compensation that is competitive with peer biotechnology companies. Accordingly, the compensation committee seeks to establish compensation at levels the committee believes are comparable with executive compensation in other companies of similar size and stage of development operating in the biotechnology sector, while taking into account our relative performance and our strategic goals. The compensation committee uses benchmarking data generally to set cash compensation at the 50th percentile and long-term incentive compensation at the 75th percentile of companies included in the benchmarking analysis. We believe that providing median level cash compensation combined with greater than median level long-term incentive compensation aligns our corporate need to conserve cash resources with our desire to create shareholder value through an increase in the value of our common stock over the long-term.

Compensation committee meetings typically have included, for all or a portion of each meeting, our chief financial officer and, for meetings in which executive officer compensation decisions are made, the chairman of our board and our chief executive officer. The compensation committee typically seeks the chairman’s input in compensation matters involving our chief executive officer. The chief executive officer provides input on all other executive officer compensation matters. The chief executive officer and the chief financial officer do not attend the portion of any meeting or otherwise participate in any discussion regarding their respective compensation.

Benchmarking and Targeted Compensation Levels

Periodically, the compensation committee retains an independent third-party compensation consultant to review our executive officer compensation. The compensation committee has generally retained this compensation consultant bi-annually to conduct a benchmark review of the aggregate level of our executive officer compensation, as well as the mix of elements used to compensate our executive officers. This review has historically been based on a survey of executive officer compensation paid for all biotechnology companies with between 50 and 149 employees in the 2006 Radford Global Life Sciences Compensation Survey as well as for 10 to 20 specifically-selected biotechnology companies with an oncology focus and revenues, market capitalization and headcount that are comparable to those of Curis. We benchmark our executive officer base salary compensation against the 50th percentile and our long-term incentive compensation against the 75th percentile of this relevant subset.

In May 2007, the compensation committee engaged the compensation consultant to perform a benchmarking analysis as part of an executive officer compensation review. During this review, our chief financial officer provided the compensation consultant with a list of oncology companies with market capitalizations similar to ours. The compensation consultant independently assessed and made several changes to this list. The compensation consultant then provided a draft benchmarking list to the compensation committee and, after further refinement, the compensation committee approved the following peer group of 14 companies for use in the compensation consultant’s benchmarking listing:

Antigenics, Inc.	Immunogen, Inc.
Arqule, Inc.	Infinity Pharmaceuticals, Inc.
Avalon Pharmaceuticals, Inc.	Kosan Biosciences, Inc.
Cell Therapeutics, Inc.	OXiGENE, Inc.
Entremed, Inc.	Pharmacyclics, Inc.
Genta, Inc.	SGX Pharmaceuticals, Inc.
IDM Pharma, Inc.	Vion Pharmaceuticals, Inc.

The compensation consultant then reviewed 2007 annual proxy statement filings for the above companies to generate comparative data for use in analyzing executive officer compensation. In addition to benchmarking the above companies, the compensation consultant also compared executive officer compensation to compensation data for companies in the 2006 Radford Global Life Sciences Compensation Survey with between 50 and 149 employees.

In February 2008, the compensation committee engaged the compensation consultant to perform a separate benchmarking analysis to establish a short-term incentive plan for our executive officers. The compensation consultant reviewed the short-term incentive plans of each of the benchmark companies identified above. The compensation consultant then summarized alternative approaches to design a short-term incentive plan for us. The compensation consultant also considered the recommendations of our chief executive officer and chief financial officer with respect to performance goals against which eligibility for a year-end cash incentive payment could be measured.

Elements of Compensation

Executive officer compensation consists of following elements:

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, the compensation committee believes that executive officer base salaries should be targeted near the median of the range of salaries for executive officers in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to reflect promotions and to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The compensation committee believes that the base salaries paid to our executive officers approximate the targeted 50th percentile of the 14 benchmarked companies in the May 2007 compensation consultant’s review.

Short-Term Cash Incentive Plan

In May 2008, the compensation committee approved a short-term cash incentive plan for our executive officers. The plan was designed to motivate our executive officers to achieve specific corporate performance objectives for the fiscal year 2008. In order for an executive officer to be eligible to receive cash payments under the plan, an executive officer must be designated by the compensation committee or independent board members as eligible to receive payments under the plan and be serving as an executive officer at the time the award is paid. The compensation committee has determined that each of our four executive officers is eligible to participate in the plan. The plan is administered by the compensation committee. The compensation committee has the authority and discretion to modify performance goals under the plan as well as the right to amend, modify or terminate the plan at any time.

The compensation committee has established the following target cash incentive payment amounts for each of our executive officers:

	2008 Base Salary	Target Cash Incentive Payment As a Percentage of 2008 Annual Base Salary, Assuming Performance at the 100% Level
Executive Officer		(%)	($)
Daniel Passeri	$400,000	50%	$200,000
Michael Gray	$300,000	35%	$105,000
Changgeng Qian	$250,000	30%	$75,000
Mark Noel	$210,000	15%	$31,500
Total	$1,160,000		$411,500

The compensation committee has established four equally-weighted categories of corporate goals for 2008. The four categories of corporate goals for 2008 generally relate to the achievement of:

•

development goals relating to CUDC-101, our first drug candidate selected as a development candidate, including the filing of an IND and progress in achieving clinical trial enrollment and study objectives;

•	the nomination of one or more additional development candidates from our targeted cancer programs;

•	the establishment of one or more collaborations regarding our targeted cancer programs having specified research funding and other payment terms; and

•	financial performance objectives, including cash management and capital raising.

The compensation committee further delineated each of the four categories into three levels of potential achievement: “Threshold;” “Target;” and “Maximum.” Cash incentive payments may be paid based upon the degree to which each category of corporate goals has been achieved on this continuum, if at all. For each of the four categories, achievement of performance at the “Threshold” level results in a weighted payment equal to 50% of the target amount set forth above, achievement of performance at the “Target” level results in a weighted payment equal to 100% of the target amount set forth above, and achievement of performance at the “Maximum” level results in a weighted payment equal to 150% of the target amount set forth above.

The 2008 short-term cash incentive plan provides that awards will generally be paid in cash. However, the compensation committee has sole discretion to pay an award using a combination of cash and equity or all equity. Any such equity payments issued under the 2008 short-term cash incentive plan will be issued pursuant to our 2000 Stock Incentive Plan. If the compensation committee determines that such payment will be made in whole or in part in the form of equity, the compensation committee shall have the sole discretion to determine the nature, amount and other terms of such equity award. The plan provides that payment of the awards for 2008 performance, if any, will be made after the completion of fiscal year 2008 and no later than March 15, 2009.

In the event of a change in control of the Company, short-term incentive amounts shall be paid out at 100% of the target amount set forth above upon such change in control.

Discretionary Annual Bonus

Prior to 2008, annual cash bonus payments were awarded by the compensation committee on a discretionary basis and were not part of a short-term incentive plan. The compensation committee maintains the authority to award discretionary annual cash bonuses to our executive officers. However, the compensation committee expects that 2008 cash bonus payments, if any, will be paid under the short-term incentive plan described above. Since our inception in 2000, with the exception of 2005 and 2007, we have not paid discretionary annual cash bonuses to our executive officers.

Long-Term Incentive Program

The compensation committee believes that long-term value creation is achieved through an ownership culture that encourages performance by our executive officers through the use of stock and stock-based awards. We have established our stock compensation plans to provide our employees, including our executive officers, with incentives to help align the employees’ interests with the interests of our stockholders. The compensation committee believes that the use of stock-based awards offers the best approach to achieving our compensation goals. Stock options are performance-based because all the value received by the recipient from a stock option is based on the growth of the stock price above the option price. We have not adopted stock ownership guidelines and our stock compensation plans have provided the principal method for our executive officers to acquire equity in our company.

In its May 2007 report, the compensation committee’s compensation consultant reported that overall long-term incentive compensation for executive officers was above the 50th percentile but below the targeted 75th percentile of the relevant subset of comparable companies. The compensation committee has targeted the 75th percentile for long-term incentive compensation since we believe that this metric is consistent with our desire to emphasize equity opportunity, align executive officer and shareholder interests and manage cash consumption. The compensation committee increased the number of shares of common stock underlying option and restricted stock awards granted at its June 2007 committee meeting as compared to the 2006 stock awards in order to bring long-term incentive compensation to approximately the 75th percentile in 2007. In December 2007, the compensation committee determined that it would evaluate executive officers’ compensation on a calendar year basis and therefore awarded stock options at its January 2008 committee meeting on a pro rata basis to account for stock options awarded in June 2007. The committee believes that this approach maintained 2008 long-term incentive compensation at the 75th percentile.

Equity Grant Practices

The exercise price of each stock option or stock award granted to executive officers is generally based on the fair market value of our common stock on the date of grant. During 2008, no grants were made at less than fair market value. Stock option awards and grants to our executive officers have historically occurred at the time of our board of directors and compensation committee meetings in connection with our annual meeting of stockholders, which is held in June each year. During its December 2007 committee meeting, the compensation committee determined that it would evaluate executive officers on a calendar year basis, which is the basis on which all other company employees are evaluated, and that stock awards, if any, would be granted to our executive officers at the first compensation committee meeting held in the subsequent year. The compensation committee determined that this would allow for better alignment of corporate, executive officer and employee goals and objectives since such goals and objectives would be measured over the same time period each year. Additional awards of stock or options can occur at the time of other board of directors or compensation committee meetings in the event of executive officer promotion or other unusual circumstances that might require grants outside of the annual timeframe. Such meetings generally occur on a quarterly basis. Board and committee meetings at which equity awards may be made are scheduled without regard to anticipated earnings or other major announcements by the company.

Stock Options

Our 2000 stock incentive plan permits the grant of incentive and non-qualified stock options to our employees, directors and consultants. The compensation committee or a majority of the independent directors serving on the board of directors review and approve or recommend for approval by the board of directors, stock option grants to our chief executive officer and the other executive officers. Stock option grants are made at the commencement of employment and generally granted annually in conjunction with the review of the individual performance of our executive officers. Grants may also be made following a significant change in job responsibilities, in lieu of cash bonuses as provided under our short-term cash incentive plan, or to meet other special retention or performance objectives. The review and approval of stock option awards to executive officers is based upon a review of competitive compensation data, an assessment of individual performance, a review of each executive officer’s existing long-term incentives and retention considerations. In appropriate circumstances, the compensation committee considers the recommendations of Mr. Passeri, our chief executive officer and Mr. McNab, the chairman of our board of directors. Stock options are generally granted with an exercise price equal to the fair market value of our common stock on the date of grant and typically vest 25% after the first year and an additional 6.25% in each subsequent quarter, based upon continued employment over a four-year period. The options generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended. In certain circumstances, stock options have and may be granted with different vesting terms, such as a shorter vesting period or performance-based vesting.

Restricted Stock Awards

Our 2000 stock incentive plan permits the issuance of restricted stock awards to our employees, directors and consultants. The compensation committee generally does not make grants of restricted stock awards to our executive officers. In October 2008, the compensation committee granted our chief financial officer a restricted stock award of 79,113 shares of our common stock in exchange for a $50,000 reduction in his annual base salary. These shares vest in twelve equal monthly installments beginning on November 24, 2008 until such restricted stock award is fully vested on October 24, 2009, subject to our chief financial officer’s continued employment. In addition, our chief executive officer received a restricted stock award of 10,000 shares of our common stock in May 2006. These shares became fully vested on May 31, 2007.

2000 Employee Stock Purchase Plan

Executive officers are eligible to participate in our 2000 employee stock purchase plan. The plan permits participant employees to purchase company stock through payroll deductions of up to 15% of total cash compensation. The price of the stock is 85% of the lower of the fair market value of the stock at the beginning or the end of the offering period.

Other Compensation – Employee Benefits

Our employees, including our executive officers, are entitled to various employee benefits such as medical and dental expense coverage, flexible spending accounts, various insurance programs, an employee assistance program and paid time off. Executive officers are eligible to participate in our 401(k) retirement plan. Matching contributions to the 401(k) plan are at the discretion of the compensation committee of the board of directors.

Change-in-Control and Severance Payments

Each of our executive officers is party to an agreement or offer letter that obligates us to make payments to such executive officer in the event we terminate the executive officer’s employment without cause or the executive officer resigns for good reason. We believe that our severance program is aligned with other comparable local biotechnology companies and provides our executive with income protection in the event of an unplanned separation of employment. In addition, we are also obligated to make payments to each of our executive officers if he or she is terminated within twelve months after a change in control. This is a so-called “double trigger” change in control arrangement because it provides for severance benefits only in the event of a change in control, the first trigger, followed by an employment termination under specified circumstances, the second trigger. We have determined to provide for these change in control arrangements because we recognize that, as is the case with many publicly-held corporations, the possibility of a change in control of our company exists and such possibility, and the uncertainty and questions which it may raise among our executive officers, could result in the departure or distraction of executive officers to the detriment of our company and our stockholders. As a consequence, our compensation committee has determined to provide such change in control related benefits to reinforce and encourage the continued employment and dedication of our executive officers without distraction from the possibility of a change in control and related events and circumstances.

In addition to the benefits that are payable pursuant to our executive officers’ agreements or offer letters, our 2000 stock incentive plan provides that all plan participants, including our executive officers, are entitled to accelerated vesting of stock options and/or restricted stock awards upon certain events. In the event that a change in control occurs, 50% of the then unvested options of each plan participant, including executive officers, would become immediately exercisable and the restrictions underlying 50% of any restricted stock awards would lapse. In the event any executive officer leaves within one year after a change in control without cause or for good reason (each as defined in the plan), then all remaining unvested stock options and restricted stock awards will become fully vested. Our 2000 stock incentive plan generally defines a change in control as a merger by us with or into another company or a sale of all or substantially all of our assets.

For a further description of the foregoing arrangements, see “Summary Compensation Table,” “Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control.”

2008 Compensation Decisions

In summary, the compensation committee made the following decisions regarding 2008 compensation for our executive officers:

Base Salary

In January 2008, the compensation committee set the annual base salaries for our executive officers as follows:

Name	2008 Base Salary ($)	Percentage Increase Over 2007 Base Salary (%)
Daniel R. Passeri	400,000	0%
Michael P. Gray	300,000	0%
Mark W. Noel	210,000	0%
Changgeng Qian, M.D., Ph.D.	250,000	6.4%

In determining the base salaries for our executive officers in 2008, the compensation committee considered the need to conserve cash, the degree to which the corporate goals and objectives discussed above were satisfied as well as the salaries of executive officers when compared to the peer companies identified above. The compensation committee believes that the executive officers’ base salaries approximate the 50th percentile of comparable peer companies and are therefore aligned with our compensation philosophy.

With respect to Dr. Qian, the compensation committee also considered the fact that Dr. Qian is primarily responsible for the creation and ongoing management of research activities associated with several new proprietary targeted cancer programs that were originally initiated in early 2006. We are focusing a majority of our internal resources to the further research and development of these cancer programs and believe that the success of these programs will be important in determining our future. The board and the compensation committee believe that Dr. Qian’s contributions, as they relate to these programs, is key and the compensation committee adjusted his compensation accordingly.

In October 2008, in order to preserve cash, the compensation committee approved reductions to the annual base salaries paid to our executive officers as follows:

Name	Old 2008 Base Salary ($)	New 2008 Base Salary ($)
Daniel R. Passeri (1)	400,000	300,000
Michael P. Gray (2)	300,000	250,000
Mark W. Noel (3)	210,000	189,000
Changgeng Qian, M.D., Ph.D. (4)	250,000	225,000

(1)	In consideration for the reduction of Mr. Passeri’s annual base salary from $400,000 to $300,000, on October 24, 2008 the compensation committee granted Mr. Passeri an option to purchase 202,000 shares of our common stock at an exercise price of $0.79 per share, which vested as to one-twelfth of the shares underlying the option on November 24, 2008 and vests as to an additional one-twelfth of the shares monthly thereafter until the option is fully vested on October 24, 2009, subject to Mr. Passeri’s continued employment.
(2)	In consideration for the reduction of Mr. Gray’s annual base salary from $300,000 to $250,000, on October 24, 2008 the compensation committee granted Mr. Gray 79,113 shares of restricted stock, at a purchase price of $0.01 per share, which vested as to one-twelfth of the shares on November 24, 2008 and vests as to an additional one-twelfth of the shares monthly thereafter until such shares are fully vested on October 24, 2009, subject to Mr. Gray’s continued employment.
(3)	In consideration for the reduction of Mr. Noel’s annual base salary from $210,000 to $189,000, on October 24, 2008 the compensation committee granted Mr. Noel an option to purchase 43,000 shares of our common stock at an exercise price of $0.79 per share, which vested as to one-twelfth of the shares underlying the option on November 24, 2008 and vests as to an additional one-twelfth of the shares monthly thereafter until the option is fully vested on October 24, 2009, subject to Mr. Noel’s continued employment.
(4)	In consideration for the reduction of Dr. Qian’s annual base salary from $250,000 to $225,000, on October 24, 2008 the compensation committee granted Dr. Qian an option to purchase 51,000 shares of our common stock at an exercise price of $0.79 per share, which vested as to one-twelfth of the shares underlying the option on November 24, 2008 and vests as to an additional one-twelfth of the shares monthly thereafter until the option is fully vested on October 24, 2009, subject to Dr. Qian’s continued employment.

Short-Term Cash Incentive Plan

In February 2009, the compensation committee determined that three of the established four equally-weighted categories of our corporate goals for 2008 were achieved: (i) filing an investigational new drug application for CUDC-101 and progressing CUDC-101 into the second patient cohort, (ii) carefully managing cash consumption and ending 2008 with adequate capital to fund planned operations through 2009, and (iii) the nomination of CUDC-305 as an additional development candidate from our targeted cancer programs. Each of the criteria in categories (i) and (ii) were achieved at the “Threshold” level, which would result in a weighted payment to our executive officers equal to 50% of the target amount. The objective in category (iii) was achieved at the “Target” level, which would result in a weighted payment to our executive officers equal to 100% of the target amount. Accordingly, our executive officers were eligible to receive the following amounts under the terms of the short-term incentive plan; Mr. Passeri, $100,000; Mr. Gray, $52,500; Mr. Noel, $15,750; and Dr. Qian, $37,500 However, the compensation committee, at its sole discretion, determined that such short-term cash incentive payments would not be made in order to preserve cash.

Discretionary Annual Bonus

No discretionary annual bonus amounts were awarded to our executive officers for their 2008 performance.

Long-Term Incentive Program

Stock Options

In January 2008, the compensation committee granted the following stock options to our executive officers.

Name	Number of Shares Underlying Option Grants In 2008	Percentage Decrease From Prior Year Grants
Daniel R. Passeri	300,000	(40%)
Michael P. Gray	180,000	(40%)
Mark W. Noel	75,000	(40%)
Changgeng Qian, M.D., Ph.D.	180,000	(40%)

The number of shares awarded to our executive officers decreased from 2007 to 2008 due to the compensation committee’s decision, in December 2007, to evaluate executive officers on a calendar year basis, which is the basis on which all other company employees are evaluated, and that stock awards, if any, would be granted to our executive officers at the first compensation committee meeting held in the subsequent year. As a result of this determination, stock option awards granted by the compensation committee in January 2008 were pro-rated to account for stock option awards granted by the compensation committee to our executive officers in June 2007.

In October 2008, the compensation committee granted an additional stock option award to each of Messrs. Passeri and Noel and Dr. Qian in exchange for the reduction of such executive officer’s annual base salary. Mr. Passeri was granted 202,000 shares of our common stock in exchange for a $100,000 reduction in his annual base salary. Mr. Noel was granted 43,000 shares of our common stock in exchange for a $21,000 reduction in his annual base salary. Dr. Qian was granted 51,000 shares of our common stock in exchange for a $25,000 reduction in his annual base salary.

Our compensation committee has not established guidelines for the grant of plan-based awards for 2008.

Restricted Stock Awards

We did not grant any restricted stock to our executive officers in 2008, except the grant to Mr. Gray of 79,113 shares of restricted stock in October 2008 in exchange for a $50,000 reduction in his annual base salary.

2000 Employee Stock Purchase Plan

In 2008, Mark Noel, an executive officer, participated in the 2000 employee stock purchase plan pursuant to which he purchased 3,579 shares of our common stock at the price of $0.88 per share.

Tax and Accounting Considerations

We account for equity compensation paid to our employees under the rules of SFAS No. 123(R), which require us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

The Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes that such payments are appropriate and in the best interests of us and our stockholders, after taking into consideration changing business conditions and the performance of our employees. We currently have a history of operating losses and have significant net operating loss carryforwards that would have the effect of offsetting future taxable income. As a result, we generally do not consider the tax implications of our executive compensation programs to be meaningful to our operating or financial results. However, we currently intend that all cash compensation that we pay will be deductible by us for tax purposes. In addition, any compensation income attributable to incentive stock options and nonqualified stock options is intended to be exempt from the Section 162(m) deduction limitations by reason of being performance-based compensation. Compensation attributable to restricted stock awards generally will be subject to the deduction limitations.

Summary Compensation Table

The following table sets forth information regarding compensation earned by each of our named executive officers for the fiscal years ending December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Daniel R. Passeri Chief Executive Officer	2008	384,615	—		—		470,569	—		855,184
	2007	355,000	60,000	(2)	6,500	(4)	626,810	9,000	(6)	1,057,310
	2006	332,596	—		9,100	(4)	694,813	8,800	(6)	1,045,309
Michael P. Gray Chief Operating Officer and Chief Financial Officer	2008	292,308	—		10,285	(5)	265,923	—		568,516
	2007	293,250	40,000	(2)	—		429,615	9,000	(6)	771,865
	2006	272,304	—		—		393,391	8,800	(6)	674,495
Mark W. Noel, Vice President Technology Management and Intellectual Property	2008	206,769	—		—		136,552	—		343,321
	2007	205,500	20,000	(2)	—		166,688	4,660	(6)	396,848
	2006	197,827	—		—		157,358	—		355,185
Changgeng Qian Vice President, Research and Preclinical Development	2008	245,808	—		—		221,532	—		467,339
	2007	219,250	40,000	(2)	—		172,819	8,770	(6)	440,839
	2006	177,690	8,775	(3)	—		114,962	7,108	(6)	308,535

(1)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for fiscal 2008 and 2007, in accordance with SFAS 123(R) and other relevant guidance, excluding forfeitures, for awards pursuant to our 2000 stock incentive plan, and thus include amounts with respect to awards granted in and prior to fiscal 2008 and 2007. Accordingly, the amounts in this column do not reflect the total value of the awards that were granted during 2008 and 2007. We used the modified prospective transition method prescribed by SFAS 123(R) for 2006 awards and prior year awards. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2007 included in the our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.
(2)	Consists of bonuses approved by the compensation committee and accrued in our financial statements at December 31, 2007, but such bonuses were not paid until February 2008.
(3)	Dr. Qian was not a named executed officer for the fiscal year ending 2006.
(4)	This amount reflects the dollar amount recognized for financial statement reporting purposes for fiscal 2006 and 2007, in accordance with SFAS 123(R) of an award pursuant to our 2000 stock incentive plan of 10,000 shares of restricted stock at a purchase price of $0.01 per share, on May 31, 2006, when the fair market value was $1.57 per share and includes only that portion of the stock award that vested during 2006 and 2007, respectively. Assumptions used in the calculation of this amount are included in footnote (l) to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2007.
(5)	This amount reflects the dollar amount recognized for financial statement reporting purposes for fiscal 2008, in accordance with SFAS 123(R) of an award pursuant to our 2000 stock incentive plan of 79,113 shares of restricted stock at a purchase price of $0.01 per share, on October 24, 2008, when the fair market value was $0.79 per share and includes only that portion of the stock award that vested during 2008. Assumptions used in the calculation of this amount are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.
(6)	Consists of 401(k) contributions made by us.

Grants of Plan-Based Awards

The following table sets forth information regarding awards under our 2000 stock incentive plan to our named executive officers in fiscal 2008.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise of Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards (6)
Daniel R. Passeri	01/25/08		300,000	(3)	$1.43	$323,880
	10/24/08		202,000	(4)	0.79	75,427
Michael P. Gray	01/25/08		180,000	(3)	1.43	194,328
	10/24/08	79,113			0.01	61,708
Mark W. Noel	01/25/08		75,000	(3)	1.43	80,970
	10/24/08		43,000	(4)	0.79	16,056
Changgeng Qian	01/25/08		180,000	(3)	1.43	194,328
	10/24/08		51,000	(4)	0.79	19,043

(1)

Such restricted stock award was granted as consideration for the reduction of Mr. Gray’s annual base salary and vested as to one-twelfth of the shares on November 24, 2008 and vests as to an additional one-twelfth of the shares on the 24th day of each month thereafter until such shares are fully vested on October 24, 2009, subject to Mr. Gray’s continued employment.

(2)	Such stock options will expire 10 years from date of grant. Under the terms of the 2000 stock incentive plan, a change in control occurs in the event we merge with or into another company or we sell all or substantially all of our assets. At the time of a change in control, 50% of the then unvested options held by each plan participant, including executive officers, would become immediately exercisable and the restrictions on restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from restrictions after the date of the change in control. In addition, under the terms of the 2000 stock incentive plan, in the event an executive officer terminates his or her employment for good reason (as defined in the plan) or we terminate the executive officer without cause (as defined in the plan) within one year after a change in control, then all options and restricted stock held by the executive officer would become fully vested upon such termination.
(3)	Such stock options will vest over a period of four years with 25% of the shares underlying the grant vesting on January 25, 2009 and an additional 6.25% of the shares vesting on each successive three-month period until the option is fully vested on the fourth anniversary of the grant date, subject to the continued employment of the executive officer.
(4)

Such options were granted as consideration for the reduction of the executive officer’s annual base salary and vested as to one-twelfth of the shares underlying such option on November 24, 2008 and vest as to an additional one-twelfth of the shares underlying such options on the 24th day of each month thereafter until the option is fully vested on October 24, 2009, subject to the executive officer’s continued employment.

(5)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant, with the exception of the 79,113 restricted shares issued to Mr. Gray on October 24, 2008 at a purchase price of $0.01 per share as consideration for the reduction of Mr. Gray’s annual base salary. The closing price of our common stock on October 24, 2008 was $0.79 per share.
(6)	The amounts shown in this column represent the total grant date fair value of each stock and option award as determined in accordance with SFAS 123(R).

We have entered into employment and indemnification agreements with certain of our named executive officers, as described below under “Employment Agreements” and “Indemnification Agreements.”

Our named executive officers did not receive bonus payments for fiscal 2006, except for Dr. Qian who was not a named executive officer for 2006. Base salary accounted for approximately 42.2% of the total compensation of the named executive officers for 2006. Salary and bonus payments accounted for approximately 45.6% of the total compensation of the named executive officers for 2007. Base salary accounted for approximately 50.6% of the total compensation of the named executive officers for 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2008.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (5)
Daniel R. Passeri	33,666	168,334	(2)	—		$0.79	10/24/2018
	—	300,000		—		$1.43	1/25/2018
	93,750	156,250		250,000	(3)	$1.39	6/06/2017
	277,500	112,500		—		$1.57	5/31/2016
	153,125	21,875		—		$3.98	6/01/2015
	175,000	—		—		$4.56	6/25/2014
	450,000	—		—		$2.43	5/13/2013
	76,250	—		—		$1.09	9/25/2012
	95,150	—		—		$1.50	6/05/2012
	400,000	—		—		$3.85	9/19/2011
	125,000	—		—		$3.13	4/03/2011
	200,000	—		—		$10.65	11/20/2010

Total	2,079,441	758,959		250,000

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (5)
Michael P. Gray	—	180,000		—		$1.43	1/25/2018
	56,250	93,750		150,000	(3)	$1.39	6/06/2017
	125,000	75,000		—		$1.57	5/31/2016
	65,625	9,375		—		$3.98	6/01/2015
	75,000	—		—		$4.56	6/25/2014
	160,000	—		—		$4.95	12/11/2013
	50,000	—		—		$2.43	5/13/2013
	26,250	—		—		$1.09	9/25/2012
	42,844	—		—		$1.50	6/05/2012
	10,000	—		—		$4.72	7/02/2011
	21,500	—		—		$3.13	4/03/2011
	30,000	—		—		$14.50	8/18/2010
	570	—		—		$5.26	3/01/2009

Total	663,039	358,125		150,000				65,928	(4)	$49,446
Mark W. Noel	7,166	35,834	(2)	—		$0.79	10/24/2018
	—	75,000		—		$1.43	1/25/2018
	23,437	39,063		62,500	(3)	$1.39	6/06/2017
	62,500	37,500		—		$1.57	5/31/2016
	43,750	6,250		—		$3.98	6/01/2015
	50,000	—		—		$4.56	6/25/2014
	70,000	—		—		$2.43	5/13/2013
	48,000	—		—		$1.09	9/25/2012
	74,100	—		—		$1.50	6/05/2012
	60,000	—		—		$4.38	3/12/2011

Total	438,953	193,647		62,500

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (5)
Changgeng Qian	8,500	42,500	(2)	—		$0.79	10/24/2018
	—	180,000		—		$1.43	1/25/2018
	56,250	93,750		150,000	(3)	$1.39	6/06/2017
	56,250	43,750		—		$1.57	9/13/2016
	40,000	—		—		$1.57	5/31/2016
	11,000	5,000		—		$4.03	1/10/2016
	21,000	3,000		—		$3.98	6/1/2015
	24,000	—		—		$4.56	6/25/2014
	35,000	—		—		$2.43	5/13/2013
	9,375	—		—		$1.09	9/25/2012
	20,125	—		—		$1.50	6/5/2012
	20,000	—		—		$4.72	7/2/2011

Total	301,500	368,000		150,000

(1)	These stock options will vest over a period of four years with 25% of the shares underlying the grant vesting on the first anniversary of the grant date and an additional 6.25% of the shares vesting during each successive three-month period until the option is fully vested on the fourth anniversary of the grant date, subject to the continued employment of the executive officer unless as otherwise noted. All stock options will expire 10 years from date of grant.
(2)

These options were granted as consideration for the reduction of the executive officer’s annual base salary and vested as to one-twelfth of the shares underlying such option on November 24, 2008 and vest as to an additional one-twelfth of the shares underlying such option on the 24th day of each month thereafter until the option is fully vested on October 24, 2009, subject to the executive officer’s continued employment.

(3)	These stock options will become fully exercisable on the earlier of December 6, 2012 or upon the consummation of a collaboration, licensing or other similar agreement relating to at least one of our the targeted cancer programs that includes an up-front cash payment of at least $10,000,000 excluding any equity investment in us, subject to the officer’s continued employment.
(4)

This restricted stock award was granted as consideration for the reduction of Mr. Gray’s annual base salary and vested as to one-twelfth of the shares on November 24, 2008 and vests as to an additional one-twelfth of the shares on the 24th of each month thereafter until the shares are fully vested on October 24, 2009, subject to Mr. Gray’s continued employment.

(5)	The market value was calculated based on the closing price of $0.75 per share of our common stock on December 31, 2008.

Option Exercises and Stock Vested

The following table summarizes, for each of our named executive officers, each exercise of stock options and vesting of restricted stock during 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel R. Passeri	20,000	800	—	—
Michael P. Gray	7,500	300	13,185	10,087
Mark W. Noel	—	—	—	—
Changgeng Qian, M.D., Ph.D.	—	—	—	—

Employment Agreements

We are party to the following employment arrangements with our executive officers.

Daniel R. Passeri.    On September 20, 2001, we entered into a five-year employment agreement with Mr. Passeri, which was amended on October 31, 2006 and terminated on December 31, 2006. On September 18, 2007, we entered into a new employment agreement with Mr. Passeri. The new agreement is intended to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder. Under the agreement, Mr. Passeri will serve as our president and chief executive officer for the period that commenced on September 18, 2007 and ends on December 31, 2012. Mr. Passeri’s base salary was set at $400,000 per annum subject to annual review by the board. On October 24, 2008, Mr. Passeri’s agreement was amended to reduce Mr. Passeri’s base salary from $400,000 to $300,000 and in consideration of such reduction, Mr. Passeri received an option to purchase 202,000 shares of our common stock at an exercise price of $0.79 per share, with vesting as to one-twelfth of the shares underlying such option on November 24, 2008 and on the 24th day of each month thereafter until the option is fully vested on October 24, 2009, subject to Mr. Passeri’s continued employment. Mr. Passeri’s agreement was also amended to provide for the payment of Mr. Passeri’s fees for preparation of his tax return by a tax professional. Mr. Passeri is entitled to participate in our medical and other benefit programs and may be entitled to receive an annual bonus based on the achievement of specific objectives established by the board. Mr. Passeri is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination Or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a complete description of such indemnification provisions, see “Indemnification of Executive Officers.”

Michael P. Gray.    On December 15, 2003, we entered into an employment agreement with Mr. Gray, which was amended on October 31, 2006. Under the agreement, Mr. Gray was promoted to Vice President, Finance and Chief Financial Officer effective as of November 27, 2003 at an initial base salary of $185,000 per annum, subject to review as part of our performance review program. In addition, Mr. Gray received an option to purchase 160,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. On December 14, 2006, Mr. Gray was promoted from Senior Vice President of Finance and Chief Financial Officer to Chief Operating Officer and Chief Financial Officer. On October 24, 2008, Mr. Gray’s agreement was amended to reduce Mr. Gray’s base salary from $300,000 to

$250,000 and in consideration of such reduction, Mr. Gray received a restricted stock award of 79,113 shares, at a purchase price of $0.01 per share, with vesting as to one-twelfth of the shares on November 24, 2008 and on the 24th day of each month thereafter until the shares are fully vested on October 24, 2009, subject to Mr. Gray’s continued employment. Mr. Gray is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination Or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a complete description of such indemnification provisions, see “Indemnification of Executive Officers.”

Mark W. Noel.    On January 11, 2001, we entered into an employment agreement with Mr. Noel, which was amended on October 31, 2006. Under the agreement, Mr. Noel serves as our Vice President of Technology Management and Intellectual Property, at an initial base salary of $160,000 per annum, subject to review as part of our performance review program. In addition, Mr. Noel received an option to purchase 60,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. On October 24, 2008, Mr. Noel’s agreement was amended to reduce Mr. Noel’s base salary from $210,000 to $189,000 and in consideration of such reduction, Mr. Noel received an option to purchase 43,000 shares of our common stock at an exercise price of $0.79 per share, with vesting as to one-twelfth of the shares underlying such option on November 24, 2008 and on the 24th day of each month thereafter until the option is fully vested on October 24, 2009, subject to Mr. Noel’s continued employment. Mr. Noel is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination Or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a complete description of such indemnification provisions, see “Indemnification of Executive Officers.”

Changgeng Qian, M.D., Ph.D.    On May 2, 2001, we entered into an employment agreement with Dr. Qian, which was amended May 10, 2002. On September 13, 2006, Dr. Qian was promoted to Vice President, Discovery and Preclinical Development at an initial base salary of $200,000 per annum, subject to review as part of our performance review program. In addition, Dr. Qian received an option to purchase 100,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. Following this promotion, Dr. Qian entered into an amended employment agreement on December 14, 2006, under which Dr. Qian is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payments if he is terminated within one year after a change in control. On October 24, 2008, Dr. Qian’s agreement was amended to reduce Dr. Qian’s base salary from $250,000 to $225,000 and in consideration of such reduction, Dr. Qian received an option to purchase 51,000 shares of our common stock at an exercise price of $0.79 per share, with vesting as to one-twelfth of the shares underlying such option on November 24, 2008 and on the 24th day of each month thereafter until the option is fully vested on October 24, 2009, subject to Dr. Qian’s continued employment. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination Or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a complete description of such indemnification provisions, see “Indemnification of Executive Officers.”

Indemnification of Executive Officers

Our certificate of incorporation provides indemnification of our executive officers for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by us) by reason of the fact of that such person serves as an executive officer, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that executive officers may be entitled to additional indemnification, under any agreement or vote of the directors.

Each of our executive officer employment agreements, described above under “Employment Agreements,” also provides that we will indemnify each such executive officer for claims arising in his or her capacity as our executive officer, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the executive officer must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the executive officer if the executive officer is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the executive officer is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions.

In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available.

Potential Payments Upon Termination or Change-in-Control

Each of our executive officer employment agreements, described above under “Employment Agreements,” also provides that in the event we terminate the executive officer’s employment without cause or if the executive officer resigns for good reason (each as defined in the agreements), the executive officer will receive: (1) his base salary (as defined in the agreement) accrued through the last day of employment; (2) continuation of his then base salary or a portion thereof for the periods and amounts described in the table below, and (3) payment of a portion of the executive officer’s COBRA premiums, which is calculated as the difference between the COBRA premium and the amount as paid by the employee for medical/dental insurance, for the periods and amounts described in the table below. In the event of a termination without cause or a resignation by the executive officer for good reason within twelve months after a change in control of the company, the executive officer will also be entitled to receive the severance and benefits payments described in the table below. In order for our executive officers to receive severance and payment of our portion of the COBRA premiums, the executive officer must execute a general release of all claims against the company, its employees, officers, directors and agents in a form acceptable to us.

If our executive officers, except Mr. Passeri, are considered “specified employee(s)” on the date of their termination within the meaning of Section 409A(a)(2)(B)(ii) of the Internal Revenue Code and the regulations thereunder, and any payments to be paid or provided to these executive officers constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the severance and benefit payments per the table below will be delayed by a period of six months and will be paid in a lump sum in the seventh month following the date of termination. In the case of Mr. Passeri, if Mr. Passeri is considered a “specified employee” on the date of his termination, then Mr. Passeri’s severance and benefit payments will be paid within the short-term deferral period, which means the period ending on the later of the of 15th day of the third month following the end of the employee’s tax year in which Mr. Passeri’s separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which Mr. Passeri’s separation from service occurs, and shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A of the Code . If Mr. Passeri’s severance and benefit payments are not paid within the short-term deferral period then such payments will be delayed by a period of six months and will be paid in a lump sum in the seventh month following the date of termination.

At the time of termination and assuming the employment of our executive officers were to have been terminated without cause or our executive officers were to have resigned for good reason, on December 31, 2008, each executive officer would be entitled to a lump sum payment in the amount set forth opposite his name in the following table.

Name	Severance Term in Months	Severance Upon Termination ($) (1)	Benefits Upon Termination ($)
Daniel R. Passeri Chief Executive Officer	Twelve	$400,000	$15,381

Michael P. Gray, Chief Operating Officer and Chief Financial Officer	Six	$150,000	*

Mark W. Noel, Vice President Technology Management and Intellectual Property	Six	$105,000	*

Changgeng Qian, M.D., Ph.D., Vice President Discovery and Preclinical Development	Six	$125,000	*

(1)	On October 24, 2008, in connection with a reduction in each officer’s base salary, each of our executive officers’ employment agreements was amended and the definition of “base salary” used to calculate certain severance amounts to be paid to the executive officer in connection with a Change in Control Event was changed from the greater of the amount in effect either immediately prior to the Change in Control Event or his employment termination date to the greater of the amount in effect (x) on September 30, 2008, (y) immediately prior to the Change in Control Event or (z) on his employment termination date. Therefore, each executive officer’s base salary in effect on September 30, 2008 was used for calculating such severance amounts.
*	Less than $10,000.

In addition, each of our executive officers holds options to purchase shares of our common stock that would become exercisable in full upon a change in control. There are two types of accelerated vesting that might occur following a change in control:

•

Under the terms of the 2000 stock incentive plan, a change in control occurs in the event we merge with or into another company or we sell all or substantially all of our assets. At the time of a change in control, 50% of the then unvested options held by each plan participant, including executive officers, would become immediately exercisable and the restrictions on restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from restrictions after the date of the change in control. Assuming a change in control were to have occurred on December 31, 2008, the value of the portion of the options then held by each of our executive officers that would have vested due to the change in control, would have been $0 because the closing price of our stock on December 31, 2008, is less than the exercise price of such options.

•

Under the terms of the 2000 stock incentive plan, in the event an executive officer terminates his or her employment for good reason (as defined in the plan) or we terminate the executive officer without cause (as defined in the plan) within one year after a change in control, then all options and restricted stock held by the executive officer would become fully vested upon such termination. Assuming a change in control were to have occurred on December 31, 2008 and an executive officer were to have terminated his or her employment for good reason within one year following the change in control, and based on the closing price of our stock on December 31, 2008, the value of the options then held by each of our executive officers that would have vested due to the termination in connection with the change in control would have been $0 because the closing price of our stock on December 31, 2008 is less than the exercise price of such options.

Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2008:

Name	Fees Earned or Paid In Cash($)		Option Awards ($) (2)		All Other Compensation ($)		Total ($)
Susan B. Bayh	$36,500		$17,297		$—		$53,797
Stephen K. Carter(1)	4,500		20,601		—		25,101
Joseph M. Davie	21,750		17,297	(3)	25,000	(4)	64,047
Martyn D. Greenacre	32,750		17,297		—		50,047
Kenneth I. Kaitin	27,000		17,297		—		44,297
James R. McNab, Jr.	132,750	(5)	69,186		16,132	(6)	218,068
James R. Tobin	26,750		17,297		—		44,047

(1)	Dr. Carter resigned from his service as a director on March 24, 2008.
(2)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for fiscal 2008, in accordance with SFAS 123(R) and other relevant guidance, excluding forfeitures, for awards pursuant to our 2000 director stock option plan and 2000 stock incentive plan, and thus for certain directors include amounts with respect to awards granted in and prior to fiscal 2008. Accordingly, the amounts in this column may not reflect the total value of the awards that were granted during 2008. We used the modified prospective transition method prescribed by SFAS 123(R) for prior year awards. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2008 included in the our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.

The aggregate number of stock awards and the aggregate number of option awards outstanding at December 31, 2008 for each of the directors are as follows:

Director	Aggregate Number of Stock Options
Susan B. Bayh	256,250
Stephen K. Carter	—
Joseph M. Davie	230,000	*
Martyn D. Greenacre	386,000
Kenneth I. Kaitin	90,000
James R. McNab, Jr.	455,000
James R. Tobin	436,000

*	This number also includes options to purchase 35,000 shares of our common stock that were granted to Dr. Davie in his capacity as Chairman of our Scientific Advisory Board since September 2007.

The amounts shown in the following table represent the total grant date fair value of each stock option award for which all or a portion of these amounts were recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 for each respective director as determined in accordance with SFAS 123(R).

Director	Grant Date	Option Awards (#)	Grant Date Fair Value of Option Awards ($)
Susan B. Bayh	1/25/2008	15,000	$17,297

Stephen K. Carter	1/25/2008	15,000	17,297

	12/17/2007	25,000	21,080

Joseph M. Davie	1/25/2008	15,000	17,297

Martyn D. Greenacre	1/25/2008	15,000	17,297

Kenneth I. Kaitin	1/25/2008	15,000	17,297

James R. McNab, Jr.	1/25/2008	60,000	69,186

James R. Tobin	1/25/2008	15,000	17,297

(3)	Excludes an option to purchase 35,000 shares granted to Dr. Davie under our 2000 stock incentive plan in consideration for his services as Chairman of our Scientific Advisory Board, which is outside the scope of SFAS 123(R). This option was granted on September 14, 2006 at an exercise price of $1.72 per share, which was the fair market value of the stock on that date, becomes exercisable as to 6.25% of the shares underlying the award every three months over a period of four years and expires 10 years from the date of grant.
(4)

Consists of payments made by us to Dr. Davie in consideration for his services as Chairman of the Scientific Advisory Board in September 2006 pursuant to a scientific advisory and consulting agreement dated September 14, 2006, or the advisory agreement. Under the advisory agreement, Dr. Davie agreed to serve as Chairman of our Scientific Advisory Board and to provide consulting and advisory services on our proprietary drug discovery and development programs, including but not limited to the areas of developmental biology, oncology, neurobiology and other therapeutic and diagnostic applications. The term of the advisory agreement is for a period of five years. Either party may terminate the agreement by providing thirty days’ written notice to the other party. In consideration for the services rendered by Dr. Davie under the advisory agreement, we agreed to pay Dr. Davie an annual retainer of $25,000, which became effective on June 19, 2007. As additional consideration, on September 14, 2006 we granted Dr. Davie an option to purchase 35,000 shares, pursuant to our 2000 stock incentive plan, at an exercise price of $1.72 per share, which was the closing price of our common stock on the date of grant.

(5)	On June 1, 2005, we entered into an agreement for service as chairman of the board of directors with James McNab. As chairman of the board of directors, Mr. McNab receives a cash payment of $10,000 per month plus board attendance fees.
(6)	Consists of payments made by us to reimburse the cost of Mr. McNab’s annual health insurance expense.

Non-employee directors receive an initial stock option grant and annual stock option grants. In addition, non-employee directors, other than Mr. McNab, receive an annual cash retainer of $15,000 and an additional $5,000 payment for committee chairperson services. Directors are paid additional cash compensation in the amount of $1,500 for each board or committee meeting attended in person and $750 for telephonic meetings. In addition, directors are reimbursed for reasonable out-of-pocket expenses that are incurred due to attendance at board or committee meetings. Directors who are our employees are not compensated for their attendance at board or committee meetings.

Indemnification of Directors

Our certificate of incorporation provides indemnification of our directors for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by the company) by reason of the fact of that such person serves as a director, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that directors may be entitled to additional indemnification, under any agreement or vote of the directors.

On June 1, 2005 we entered into indemnification agreements with our directors, except for Daniel Passeri. The indemnification provisions apply to each director and state that we will indemnify them for claims arising in his or her capacity as our director, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the director must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director if the director is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case, the director is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the director, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions.

In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2008, the members of our compensation committee were Ms. Bayh, Mr. Tobin and Dr. Kaitin, none of whom was a current or former officer or employee and none of whom had any related person transaction involving the company.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K with Curis’ management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of our board of directors.

James R. Tobin (Chair)

Susan B. Bayh

Kenneth I. Kaitin

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since April 26, 2002. Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board and the audit committee believe that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the audit committee will reconsider the matter. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she so desires.

Board Recommendation

Our board of directors believes that the ratification of the selection of PricewaterhouseCoopers LLP as Curis’ independent registered public accounting firm for the year ending December 31, 2009 is in the best interests of Curis and our stockholders and, therefore, recommends that you vote “FOR” this proposal.

OTHER MATTERS

The board knows of no other business that will be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote, or otherwise act, in accordance with their best judgment on such matters.

Stockholder Proposals for 2010 Annual Meeting

Any proposal that a stockholder of Curis wishes to be considered for inclusion in our proxy statement and proxy for the 2010 annual meeting of stockholders must be submitted to our secretary at our offices, 45 Moulton Street, Cambridge, Massachusetts 02138, no later than December 23, 2009.

If a stockholder of Curis wishes to present a proposal at the 2009 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, such stockholder must also give written notice to our secretary at the address noted above. The secretary must receive such notice not less than 60 days nor more than 90 days’ prior to the 2010 annual meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2010 annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The date of our 2010 annual meeting has not yet been established, but assuming it is held on June 3, 2010, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2010 annual meeting would need to be provided to our secretary no earlier than March 5, 2010, and no later than April 4, 2010. If a stockholder fails to provide timely notice of a proposal to be presented at the 2010 annual meeting, the proxies designated by the board will have discretionary authority to vote on any such proposal.

Solicitation of Proxies

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, we believe that during the fiscal year ended December 31, 2008, the reporting persons complied with all Section 16(a) filing requirements except that Mr. McNab filed a Statement of Changes in Beneficial Ownership of Securities on Form 4 on March 3, 2009 to report a gift of 25,000 shares of our common stock that occurred on December 30, 2008.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2008 annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document if you write or call us at the following address or telephone number: 45 Moulton Street, Cambridge, Massachusetts 02138, Attention: Secretary, (617) 503-6500. If you want separate copies of the proxy statement and 2008 annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

By Order of the Board of Directors,

/s/    Michael P. Gray

Michael P. Gray, Secretary

Cambridge, Massachusetts

April 22, 2009

CURIS, INC.

45 MOULTON STREET CAMBRIDGE, MA 02138

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CURIS1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CURIS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Vote On Directors

1. ELECTION OF DIRECTORS

Nominees:

01) James R. McNab, Jr. 02) James R. Tobin

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal

For Against Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. If a signer is a partnership, please sign in partnership name by authorized person, giving full title.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

CURIS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held June 3, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CURIS2

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Daniel R. Passeri and Michael P. Gray, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Curis, Inc. (the “Company”) to be held on Wednesday, June 3, 2009, at 10:00 a.m. local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)